Exhibit 10.17

AGRIFY CORPORATION

January 20, 2020

Mr. Niv Krikov

Via email: nkrikov@gmail.com

Dear Niv

I am pleased to confirm our offer to you of full-time employment as Chief Financial Officer at Agrify Corporation (the “Company”), based in our offices currently located in Burlington, MA, with a start date of February 1, 2020 (the “Start Date”). You will report directly to Raymond Chang, CEO.

This letter will confirm our understanding of your acceptance of this employee at-will position. All compensation and benefits below are subject in all cases to your actual commencement of employment with the Company on the Start Date. In the event your employment does not commence on the Start Date for any reason whatsoever, this letter will be deemed void and of no effect.

SALARY: Your salary will be payable at the semi-monthly rate of $7,291.66 per pay period, which if annualized is $175,000, paid in accordance with the Company’s general payroll policies. You will be classified as a salaried exempt employee. All compensation payments (including any bonus payments) are reduced for applicable withholding and payroll taxes and authorized and required deductions. You will also be entitled to a bonus which will be established at a future date.

BENEFITS: You will be eligible to participate on the same basis as similarly situated employees in our benefit plans in effect from time to time during your employment, including any Company’s health insurance program. Employee contributions to health insurance premiums, if coverage is elected, may be paid (to the extent entitled by law) with a pre-tax deduction from your payroll. The Company reserves the right in its sole discretion to amend or terminate its benefit plans at any time. As a chief officer, your health, dental and vision premiums will be paid 100% by the Company. At this time no other policies are offered.

EQUITY GRANT: Subject to the requisite approval by the Company’s Board of Directors, you will be granted shares of the Company’s common stock (the “Restricted Shares”), subject to a restricted stock agreement in form delivered with this letter, which will provide for, among other things, vesting of the Restricted Shares such that one-quarter of the Restricted Shares will vest on the first anniversary of the Start Date and the remaining three-quarters will vest in equal monthly installments over the following 36 months. The grant amount will be determined within 30 days of Start Date, however it will not be less than 2% at the time of job offer. In the event that the Company completes a successful IPO or Reverse Merger, 50% of the options will be accelerated at the time of completion.

PAID TIME OFF: You will be entitled to 20 days of Personal Time Off (“PTO”) on an annual basis, accrued in accordance with Company policy. At the end of each calendar year, up to five days of accrued and unused PTO time may be rolled over to the following year. The Company’s paid time off policy is subject to change at the discretion of the Company.

EMPLOYMENT REQUIREMENTS: You are required as a condition of your employment to comply at all times with the Company’s policies affecting employees, as in effect from time to time. You will also be required by the Company to sign its standard form of proprietary information, inventions and restrictions agreement delivered with this letter as a condition to your employment by the Company. Furthermore, this offer is contingent on your satisfying the eligibility requirements for employment in the United States.

Your employment with the Company is on an “at will” basis. Either you or the Company may terminate your employment at any time and for any reason.

CONFLICTS: You acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and your acceptance of this employment offer will not constitute a breach of any agreement to which you are a party. By signing this letter, you acknowledge that the terms described in this letter, together with the proprietary information, inventions and restrictions agreement referenced above, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein.

If you agree with and accept the terms of this offer of employment, please sign below and return this letter to our office via scan/e-mail upon acceptance. This offer of employment will become void if not countersigned by January 24, 2020. We are confident that your employment with the Company will prove mutually beneficial, and we look forward to you joining the team.

Very truly yours,

AGRIFY CORPORATION

By:	/s/ Mary Anne Squillace, CPA, CGMA
Name:	Mary Anne Squillace, CPA, CGMA
Title:	VP Finance, Accounting & HR

Agreed and Accepted by:

/s/ Niv Krikov	Date 1/20/2020